Consent of Independent Registered Public Accounting Firm

The Board of Trustees

First Variable Rate Fund for Government Income:

We consent to the use of our report, incorporated herein by reference, dated February 25, 2011, with respect to the financial statements of the Calvert First Government Money Market Fund, a series of the First Variable Rate Fund for Government Income, as of December 31, 2010, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

/s/ KPMG LLP

April 21, 2011